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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting part of this Post-Effective Amendment No. 29 to the registration statement on Form N-1A (the "Registration Statement") of our report dated November 9, 1998, relating to the financial statements and financial highlights appearing in the September 30, 1998 Annual Report to the Shareholders of The GE Funds, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Statement," and "Independent Accountants" in such Statement of Additional Information and to the reference to us under the headings "Financial Highlight s" in such Prospectus.


/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP
Boston, Massachusetts
September 3, 1999